AMENDED AND RESTATED MEMORANDUM OF UNDERSTANDING

      This Amended and Restated Memorandum of Understanding (this "Memorandum") is entered into as of this 31st day of July, 2004, among DDS Technologies USA, Inc. ("DDS US"), Haras Engineering Corp. ("HEC"), High Speed Fragmentation B.V. ("HSF"), Intel Trust S.A. ("Intel"), Giancarlo Lo Fiego ("Lo Fiego"), and Adriano Zapparoli ("Zapparoli"). Each of DDS US, HEC, HSF, Intel, Lo Fiego, and Zapparoli, are sometimes referred to herein as a "Party" and sometimes collectively referred to herein as "Parties."

      For the purposes of this Memorandum various other entities or persons may be involved with the transaction and they are as follows: Umberto Manola ("Manola"), D.D.S. Technologies Ltd. ("DDS UK"), and Shagen Holdings, S.A. ("SHS"). Each of Manola, DDS UK and SHS, are sometimes referred to herein as a "Transaction Party" and sometimes collectively referred to herein as "Transaction Parties." RECITALS A. Manola is the inventor of the technology known as "dry disaggregation" (the "Technology") represented by patent no. 02425336-1 filed with the European Patent Office on May 28, 2002 (together will patents and patent applications filed anywhere else, the "Patent").

      B. On July 8, 2002, Manola, Lo Fiego, Giuseppe Perrotta and SHS entered into a Private Deed pursuant to which the parties agreed to form a company called D.D.S. Technologies Ltd. (UK) to which Manola would transfer all exploitation rights relative to the Patent. Manola owned 60% of the shares and was a director of DDS UK.

      C. On August 29, 2002, DDS UK and DDS US entered into an agreement pursuant to which DDS UK granted to DDS US an exclusive license to the Technology in North America, South America, Central America, and the Caribbean (excluding Cuba); DDS US paid DDS UK US$500,000 and issued to DDS UK 3,500,000 shares of common stock of DDS US; DDS UK represented that it had all rights to grant the license; DDS US agreed to purchase machines which embody the Technology from DDS UK and DDS UK agreed to sell such machines to DDS US at a price equal to DDS UK's cost.


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      D. Under the August 29, 2002  agreement,  DDS UK was  entitled to nominate one director to the board of directors of DDS US and in August 2002, Manola became a director of DDS US as DDS UK's nominee, with full fiduciary, regulatory and statutory obligations.

      E. Effective January 6, 2003, DDS UK and DDS US entered into an amendment to the August 29, 2002 agreement pursuant to which the parties agreed that the proper legal name of the licensor was D.D.S. Technologies, Ltd. rather than DDS Technology, Inc. and the geographic area of the license was extended to include Africa and DDS US paid DDS UK an additional US$200,000 and issued and additional 500,000 shares of DDS US common stock.

      F. A dispute has arisen among the Parties and the Parties desire to resolve their dispute upon the terms set forth herein.

      G. DDS US has commenced litigation against the other Parties and the Transaction Parties in order to resolve their dispute relating to (i) the ownership of the technology described in the application for the Patent, (ii) the accounting for the funds paid by DDS US to HSF and (iii) various related matters.

      H. Certain of the Parties entered into a Memorandum of Understanding dated as of the 27th day of July, 2004 (the "July 27 MOU"). This Amended and Restated Memorandum of Understanding amends, replaces and supersedes the July 27 MOU in its entirety.

      I. Lo Fiego and Zapparoli are the beneficial owners of an aggregate of 55% of the equity interests in each of HSF and HEC.

      NOW, THEREFORE, the Parties intending to be legally bound hereby agree as follows:


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      1. HSF  acknowledges  that it is  holding  approximately  1,000,000  euros previously paid by DDS US. HSF agrees that within five (5) business days of the date of this Agreement it will reimburse 610,000 euros of such funds to DDS US by wire transfer of immediately available funds. The remaining 390,000 euros will be retained by HSF and applied in the amounts and in the manner determined by HSF in accordance with law; provided that HSF shall pay Manola 100,000 euros upon his execution of this Memorandum, his confirmation that he has taken and will take such actions as necessary to confirm ownership of the Patent in DDS US, and such other matters as DDS US and HSF may reasonably require from Manola in order to give effect to this Memorandum. If Manola does not execute those documents and take those actions within ten (10) days of the execution of this Memorandum, HSF shall pay DDS US 50,000 euros.

      2. The obligations of the Parties under the provisions of this Memorandum other than Section 1 hereof are subject to satisfaction of the following conditions:

            (a) HSF shall take all necessary and desirable actions to cause the ownership of the Patent and all related intellectual property and technology to be transferred to DDS US, free and clear of any claim or lien, and shall have delivered to DDS US evidence reasonably satisfactory to DDS US confirming that DDS US is the owner of the Patent and such related intellectual property and technology free and clear of any claim or lien; and

            (b) HSF shall have obtained (i) a valid and nonappealable award of an arbitrator confirming that HSF is the beneficial owner of the 4,000,000 shares (the "Shares") of DDS US common stock previously issued to DDS UK and
(ii) a judgment of a Federal Court of the United States affirming, confirming and enforcing such arbitrator award.

      3. Subject to the provisions of Section 2 above, DDS US and an entity to be designated by HSF ("Newco") will enter into a license agreement pursuant to which Newco shall receive an irrevocable license to the Technology which will permit Newco to sell, license, rent, and distribute products embodying the Technology throughout Europe, Asia and Oceania (the "Territory") on the following terms:

            (a) DDS US and Newco will each use its reasonable commercial efforts to ascertain commercially viable new products that may be manufactured or derived through the use of the Technology and that may be sold for value anywhere in the world (a "Valuable Product"). Upon discovery of such Valuable Product, either Newco or DDS US, as the case may be (the "Notifying Party"), shall promptly (but in no event more than thirty (30) days after the discovery) notify the other Party (the "Receiving Party") in writing of such discovery, providing reasonable detail. Thereafter, for a period of ninety (90) days, the Notifying Party shall have the exclusive right to enter into a bona fide binding agreement for the sale of the Valuable Product embodying the Technology in the Territory, and an exclusive license to market such Valuable Product in the Territory for such ninety (90) day period. Thereafter, either of Newco or DDS may market the Valuable Product or the Technology for deriving the Valuable Product in the Territory;

            (b) DDS US shall have exclusive rights to market such Valuable Product outside the Territory and, after the lapse of the 90-day period referred to above when Newco is the Notifying Party, non-exclusive rights to market such Valuable Product in the Territory; and

            (c) Each Party shall pay to the other royalties equal to five percent (5%) of the gross revenues from the sale or lease of Products by such Party in the Territory.

      4. Subject to the provisions of Section 2, all of the Parties will execute and deliver mutual general releases on behalf of themselves, their officers and directors, affiliates and shareholders.

      5. Subject to the provisions of Section 2 above, DDS US will reissue the Shares in such name(s) as HSF shall designate in writing.

      6. Subject to the provisions of Section 2 above, HSF and any party to whom it transfers any or all of the Shares will enter into a standstill agreement pursuant to which each HSF and each such party will agree with DDS US that, without the prior written consent of the Board of Directors of DDS US, for a period of three years it will not:

            (a) directly or indirectly seek, or permit any person over whom or which such person has control (a "Controlled Person") to seek or encourage or assist any associate, partner or affiliate of such person to seek representation on the Board of Directors of DDS US or otherwise seek to participate in or influence the management, management decisions, operating policies, or governing corporate instruments of DDS US;

            (b) instigate or join in any attempt to change the management, management decisions, operating policies, governing corporate instruments or conduct of business and affairs of DDS US;

            (c) solicit or permit any Controlled Person to solicit, or encourage or assist any associate, partner or affiliate of such person to solicit proxies with respect to any shares of DDS Common Stock or other securities of DDS US entitled to vote generally for the election of directors or otherwise ("Voting Securities") under any circumstance, or become a "participant", or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such person to become a "participant", in any "election contest" relating to the election of directors of DDS US, changes in governing corporate instruments or otherwise (as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934);

            (d) deposit, or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such person to deposit, any Voting Securities in a voting trust or similar arrangement, or subject or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such person to subject any Voting Securities to a voting or similar agreement;

            (e) take any action alone or in concert with any other person to acquire or affect the control of DDS US or, directly or indirectly, participate in, or encourage the formation of, any group seeking to obtain or take control of DDS US; and

            (f) directly or indirectly seek to influence any contractual relationships of DDS US, whether orally, in writing or otherwise (including, without limitation, contractual relationships of DDS US with its auditors, its investment bankers and its lenders). In addition, pursuant to such standstill agreement the parties will agree not to sell, transfer or otherwise dispose of their shares of DDS Common Stock for a period of one year from the date of this Memorandum of without the prior written consent of the Board of Directors of DDS US.

      7. The Parties will take all necessary and desirable actions to transfer to and confirm ownership by DDS US of the two of the three prototype machines incorporating the Technology, including the multi-tasking machines in Marani and Poggio Rusco, free and clear of any claim or lien.

      8 Upon satisfaction of the conditions set forth in Section 2, HSF shall no longer be obligated to make any payments to Tecalit for the manufacture and production of machines and embodying the Technology and DDS US will pay Tecalit directly for such machines.

      9. Each Party hereto confirms that it has the full right, power and authority to enter into this agreement on behalf of itself or in the capacity in which it is signing, has had the benefit of legal counsel, and has been fully advised on the legal consequences of this Memorandum.

      10. DDS US shall provide such cooperation to HSF to obtain the judgment referred to in Subsection 2(b) hereof as HSF shall reasonably request.

      11. Subject to the provisions of Section 2 above, DDS US will pay Newco 660,000 euros on or prior to December 31, 2005.

      12. This Memorandum of Understanding shall be binding upon the Parties hereto and their respective successors and assigns.

      13. This Memorandum may be executed in counterparts.

      14. This Memorandum shall be governed by and construed in accordance with the laws of the State of Florida.

      15. The Parties irrevocably submit to the exclusive jurisdiction of the courts of the Eleventh Judicial Circuit of the State of Florida and of the United States District Court for the Southern District of Florida, Miami Division in either case sitting in Miami-Dade County, Florida. Each of the Parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Memorandum of Understanding.

      16. Lo Fiego and Zapparoli covenant that upon execution by DDS US and them, this Memorandum will be binding upon them and each agrees to cause all of the other Parties to execute this Memorandum.

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

      IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amended and Restated Memorandum of Understanding as of the day and year first above written.

Haras Engineering Corp.                   DDS Technologies USA, Inc.

By:                                       By: /s/ Spencer Sterling
-----------------------------             -----------------------------------
Name:                                     Name:  Spencer Sterling
Title:                                    Title: President and Chief Executive
                                                 Officer


High Speed Fragmentation B.V.             Intel Trust S.A.

By:                                       By:
-----------------------------             -----------------------------------
Name:                                     Name:
Title:                                    Title:
Giancarlo Lo Fiego                        Andreano Zapparoli

/s/ Giancarlo Lo Fiego                    /s/ Andreano Zapparoli
-----------------------------             -----------------------------------